                     [Letterhead of Baker & Botts, L.L.P.]


                                                             EXHIBIT 5


                                                                    May 13, 1997

Tele-Communications, Inc.
Terrace Tower II
5619 DTC Parkway
Englewood, Colorado  80111

          Re: Tele-Communications, Inc. Post-effective Amendment No. 1 On Form S-3 to Registration Statement on Form S-4

Gentlemen:

          As counsel for Tele-Communications, Inc., a Delaware corporation ("TCI"), we have examined and are familiar with Post-effective Amendment No. 1 on Form S-3 to TCI's Registration Statement originally filed on Form S-4 (No. 33-65311) (the "Registration Statement") with respect to the registration under the Securities Act of 1933, as amended, of shares (the "Shares") of TCI's (i) Redeemable Convertible TCI Group Preferred Stock, Series G, par value $.01 per share ("Series G Preferred Stock"), and (ii) Redeemable Convertible Liberty Media Group Preferred Stock, Series H, par value $.01 per share ("Series H Preferred Stock"), which Shares are to be offered and sold from time to time by the selling stockholders listed in the Registration Statement. The Shares were initially issued in connection with an Agreement and Plan of Merger, dated as of July 10, 1995, and as amended (together with the exhibits and schedules thereto, the "Merger Agreement"), among TCI, TCI Merger Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of TCI ("Merger Sub"), and United Video Satellite Group, Inc., a Delaware corporation ("UVSG").

          In rendering our opinion, we have examined: TCI's Restated Certificate of Incorporation and By-Laws, each as amended; the Certificates of Designations for the Series G Preferred Stock and the Series H Preferred Stock, respectively; resolutions of the Board of Directors of TCI with respect to the filing of the Registration Statement and related matters; the Merger Agreement; and certain other documents, records, instruments and certificates of public officials and of representatives of TCI which were provided to us by TCI or UVSG.

          Based upon the foregoing and subject to the limitations set forth in the immediately following paragraph, it is our opinion that the Shares are duly authorized, validly issued, fully paid and non-assessable.

Tele-Communications, Inc.             -2-                          May 13, 1997



          In rendering the foregoing opinion, we have relied on certificates of officers of TCI as to factual matters. We have assumed the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified or conformed copies or photocopies. We have further assumed that there will be no changes in applicable law between the date of this opinion and the date the Shares proposed to be sold by the selling stockholders listed in the Registration Statement are actually sold.

          We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to our firm contained therein under the heading "Legal Matters." In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

          As you are aware, Jerome H. Kern, special counsel to Baker & Botts, L.L.P., is a director of TCI and holds options to purchase shares of Tele-Communications, Inc. Series A TCI Group Common Stock and Tele-Communications, Inc. Series A Liberty Media Group Common Stock ("LBTYA"). Another partner of Baker & Botts, L.L.P. holds restricted shares of LBTYA.


                                          Very truly yours,


                                          /s/ Baker & Botts, L.L.P.